Exhibit 99.2


          US AIRWAYS PICKS CFM56 ENGINES, ADDS MORE PLANES

     ARLINGTON, Va., Oct. 22, 1997 - US Airways Group, Inc. said today that it has reached agreement with CFM International, a joint venture of General Electric and Snecma of France, for the purchase of CFM56 engines to power as many as 400 Airbus narrowbody aircraft. The engine and aircraft orders, both of which are dependent upon ratification of a new labor accord by US Airways pilots, will give the airline one of the most modern fleets in the world.

     As part of the contract, GE Engine Services will provide maintenance for the engines under a 20-year agreement.

     In addition to engines for new aircraft from CFMI, GE's aircraft leasing arm, GECAS, will provide US Airways with delivery positions for two Airbus A319 aircraft and three A320s in 1999 and four A319s in the year 2000. These aircraft are in addition to 21 A319s and A320s Airbus has said would be available in 1998 and 1999, if the order is affirmed.

     "Assuming ratification of the pilot contract, we would have both the aircraft and engines to build a state-of-the-art fleet that will offer all the efficiencies of a common aircraft type. We would have the flexibility as well to add aircraft as we develop our domestic service patterns," said US Airways Chairman and CEO Stephen M. Wolf.

     "We also will enter into discussions immediately for new widebody aircraft for our transatlantic service. We will talk to Boeing about its 777 and to Airbus Industrie about its A330,"
Wolf said.




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US AIRWAYS PICKS CFM56 ENGINES,
ADDS MORE PLANES
Oct. 22, 1997
Page 2



     US Airways currently flies between Philadelphia and the European destinations of Frankfurt, Madrid, Munich, Paris and Rome and between Pittsburgh and Frankfurt. Service between Philadelphia and London is scheduled to begin in April and the airline applied yesterday to begin service between Pittsburgh and Paris.

     CFM International is a 50/50 joint venture of General
Electric and Snecma of France and is the world's largest aircraft engine manufacturer with more than 10,000 engines in service or on order. The CFM56 is used on 40 percent of all aircraft worldwide with more than 100 seats, including all US Airways
Boeing 737-300 and 737-400 aircraft.

     The CFM56 is known as one of the quietest engines in service with major airlines and also as an engine that is highly advanced in terms of minimizing harmful pollutants. The engine meets or exceeds all present or anticipated emission standards.


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NUMBER: 3319